Late Breaking Abstract - Multiple ascending dose study of the inhaled IL-4Ra antagonist, AZD1402/PRS-060, in mild asthmatics demonstrates robust FeNO reduction and a promising clinical profile for the treatment of asthma Ingmar Bruns, Mary Fitzgerald, George Mensing, Mei Tsung, Katerina Pardali, Philip Gardiner, David Keeling, Lena Axelsson, Marita Olsson, Cyrus Ghobadi, Oscar Walsh, Kristi Mclendon, Nicholas Farinola, Lara Hatchuel, David Close AZD1402/PRS-060 is a novel inhaled Anticalin® molecule antagonizing IL-4Ra. A multiple ascending dose clinical study (NCT03574805) was conducted in mild asthmatics (fractional exhaled nitric oxide (FeNO) levels ≥ 35ppb), to assess the safety, tolerability, pharmacokinetics and pulmonary and systemic IL-4Ra target engagement of AZD1402/PRS-060. The drug candidate was administered by nebulized oral inhalation at delivered doses between 2 and 20mg, twice daily for 9 days with one dose on day 10. All doses of AZD1402/PRS-060 were found to be safe and well tolerated; no serious adverse events were observed. Lung target engagement was determined by reduction of FeNO levels and systemic target engagement was determined ex vivo by inhibition of IL-4-stimulated signal transducer and activator of transcription 6 (STAT6) phosphorylation in whole blood. Significant and pronounced (≥25%) inhibition of FeNO was observed at all doses, including the 2mg delivered dose, where no systemic target engagement and minimal systemic exposure was observed. This suggests that local target engagement by the drug is sufficient to reduce airway inflammation, as measured by FeNO. The onset of FeNO reduction was rapid (after a single dose) and the maximum effect (day 4-5) vs placebo was sustained until dosing completion. Systemic target engagement was dose-dependent and closely aligned with systemic exposure of the drug. Pulmonary target engagement as shown by a substantial reduction in FeNO and the overall profile of the drug demonstrates its suitability for continued development as an inhaled therapy for asthma.